EXHIBIT 10.26
SUMMARY OF COMPENSATION FOR DIRECTORS OF AIRNET SYSTEMS, INC.
Cash Compensation
Directors of AirNet Systems, Inc. (“AirNet”) who are not officers or employees of AirNet (“Non-Employee Directors”) are paid fees for their services as members of the Board of Directors of AirNet (the “Board”) and as members of Board committees. The current Non-Employee Directors of AirNet are James M. Chadwick, Russell M. Gertmenian, Gerald Hellerman, and James E. Riddle. David P. Lauer, who resigned from the Board on May 11, 2006, was also a Non-Employee Director during the fiscal year ended December 31, 2006 (the “2006 fiscal year”), serving from January 1, 2006 until May 11, 2006. Bruce D. Parker, who has served on the Board since 2002, assumed the position of Chief Executive Officer of AirNet on December 28, 2006. Mr. Parker was also a Non-Employee Director until such date. Effective December 31, 2006, Mr. Parker was elected Chairman of the Board of AirNet.
The quarterly fee paid during the 2006 fiscal year and to be paid during the fiscal year ending December 31, 2007 (the “2007 fiscal year”) for serving as a Non-Employee Director has been and remains $6,000. The fee for attending each meeting of the full Board in person was $2,000 during the 2006 fiscal year and continues to be the same amount during the 2007 fiscal year. The fee for attending telephonic meetings of the full Board was $1,000 for each meeting attended during the 2006 fiscal year and remains that amount during the 2007 fiscal year.
The Audit Committee of AirNet’s Board currently consists of Gerald Hellerman (Chair), James M. Chadwick and James E. Riddle. David P. Lauer served as a member and Chair of the Audit Committee during the 2006 fiscal year from January 1, 2006 until his resignation on May 11, 2006. Mr. Hellerman was appointed a member and Chair of the Audit Committee on May 17, 2006 and has served in those positions since that date. Bruce D. Parker served as a member of the Audit Committee during the 2006 fiscal year from January 1, 2006 until he assumed the position of Chief Executive Officer of AirNet on December 28, 2006, on which date he resigned. Messrs. Riddle and Chadwick also served on the Audit Committee throughout the 2006 fiscal year.
The Compensation Committee of AirNet’s Board currently consists of James E. Riddle (Chair), Gerald Hellerman and James M. Chadwick. Bruce D. Parker served as a member of the Compensation Committee until he assumed the position of Chief Executive Officer of AirNet on December 28, 2006, on which date he resigned. David P. Lauer served as a member of the Compensation Committee during the 2006 fiscal year from January 1, 2006 until his resignation on May 11, 2006. Mr. Chadwick was appointed to the Compensation Committee effective February 27, 2007. Mr. Riddle also served on the Compensation Committee throughout the 2006 fiscal year.
The Nominating and Corporate Governance Committee of AirNet’s Board currently consists of James M. Chadwick (Chair), James E. Riddle and Gerald Hellerman. David P. Lauer served as member of the Nominating and Corporate Governance Committee during the 2006 fiscal year from January 1, 2006 until his resignation on May 11, 2006. Bruce D. Parker served as a member and Chair of the Nominating and Corporate Governance Committee during the 2006 fiscal year from January 1, 2006 until he assumed the position of Chief Executive Officer of AirNet on December 28, 2006, on which date he resigned. Mr. Chadwick was appointed a member and Chair of the Nominating and Corporate Governance Committee on February 27, 2007. Mr. Riddle also served on the Nominating and Corporate Governance Committee throughout the 2006 fiscal year.
The fee for Audit Committee members has been and remains $2,000 per meeting attended in person during each of the 2006 fiscal year and the 2007 fiscal year, with the Chair of the Audit Committee receiving an additional $1,000 per meeting attended in person. The fee for Compensation Committee members and Nominating and Corporate Governance Committee members has been and remains $1,000 per meeting attended in person during each of the 2006 fiscal year and the 2007 fiscal year, with the Chair of each of those Committees receiving an additional $2,000 for each meeting of the Committee attended in person. The fees for attending telephonic meetings of each Committee held during each of the 2006 fiscal year and the 2007 fiscal year have been and remain one-half (50%) of the amount of the fees for attending a meeting of the particular Committee in person.
On December 16, 2005, AirNet’s Board established a Strategy Committee to work with management on the ongoing business strategy and alternatives for AirNet to enhance shareholder value. The Strategy Committee was comprised of Bruce D. Parker and James M. Chadwick. The Strategy Committee was dissolved on February 27, 2007. The fees for Strategy Committee members during of the 2006 fiscal year were $1,000 per meeting attended in person and $500 for each telephonic meeting attended. In addition, on May 11, 2006, the Board approved a $5,000 quarterly fee for Mr. Parker for service in the capacity as Chair of the Strategy Committee, retroactive to January 1, 2006. The Strategy Committee did not meet during the 2007 fiscal year and no fees were paid to Strategy Committee members during the 2007 fiscal year prior to the dissolution of the Strategy Committee.
As the lead director of AirNet, James E. Riddle received an additional quarterly fee of $6,000 for service in that capacity during the 2006 fiscal year and continues to receive that amount during the 2007 fiscal year.
The Non-Employee Directors meet without management present in connection with each of the regularly scheduled meetings of the full Board and receive no meeting fees for attending such meetings. To the extent the Non-Employee Directors determine to meet by telephone or in person other than in connection with a regularly scheduled Board meeting, they receive $2,000 per meeting attended in person and $1,000 per telephonic meeting.
As an officer and employee of AirNet, Joel E. Biggerstaff received no fees for serving as a director of AirNet during the 2006 fiscal year from January 1, 2006 until the date of his resignation from the Board effective December 31, 2006. Since December 28, 2006, Bruce D. Parker has not received and will not receive any fees for serving as a director of AirNet because he also serves as an officer and employee of AirNet.
The directors are reimbursed for out-of-pocket expenses incurred in connection with their service as directors, including travel expenses.
Director Deferred Compensation Plan
Effective May 27, 1998, AirNet established the AirNet Systems, Inc. Director Deferred Compensation Plan (the “Director Deferred Plan”). The Director Deferred Plan as in effect on March 30, 2007 has previously been filed as Exhibit 10.7 to AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Voluntary participation in the Director Deferred Plan enables a Non-Employee Director of AirNet to defer all or a part of his director’s fees, including federal income tax thereon. Such deferred fees may be credited to (i) a cash account where the funds will earn interest at the rate prescribed in the Director Deferred Plan, or (ii) a stock account where the funds will be converted into a common share equivalent (determined by dividing the amount to be allocated to the Non-Employee Director’s stock account by the fair market value of AirNet’s common shares when the credit to the stock account is made). In his deferral election, a Non-Employee Director will elect whether distribution of the amount in his account(s) under the Director Deferred Plan is to be made in a single lump sum payment or in equal annual installments, payable over a period of not more than ten years. Distributions will commence within 30 days of the earlier of (a) the date specified by a Non-Employee Director at the time a deferral election is made or (b) the date the Non- Employee Director ceases to so serve. Cash accounts will be distributed in the form of cash and stock accounts will be distributed in the form of common shares or cash, as selected by AirNet. As of March 30, 2007, none of the Non-Employee Directors was participating in the Director Deferred Plan.
Options Granted under Amended and Restated 1996 Incentive Stock Plan
Non-Employee Directors were automatically granted options to purchase AirNet common shares in accordance with the terms of the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan (the “1996 Plan”). The 1996 Plan as in effect on March 30, 2007 has previously been filed as Exhibit 10.1 to AirNet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003. On March 7, 1997, each individual then serving as a Non-Employee Director was automatically granted an immediately exercisable option to purchase 2,000 AirNet common shares with an exercise price equal to the fair market value of the common shares on the grant date. On August 19, 1998, each individual then serving as a Non- Employee Director was automatically granted an option to purchase 20,000 AirNet common shares with an exercise price equal to the fair market value of the common shares on the grant date. Each option granted on August 19, 1998 vested and became exercisable with respect to 20% of the common shares covered thereby on each of the grant date and the first, second, third and fourth anniversaries of the grant date.
Pursuant to the 1996 Plan, each individual newly-elected or appointed as a Non-Employee Director from August 19, 1998 until June 4, 2004 was automatically granted an option to purchase 20,000 AirNet common shares effective on the date of his election or appointment to the Board. In addition, on the first business day of each of the 2002, 2003 and 2004 fiscal years of AirNet, each individual who was then serving as a Non-Employee Director and had served for at least one full one-year term as a Non-Employee Director, was automatically granted an option to purchase 4,000 AirNet common shares. All of these options were granted with an exercise price per share equal to the fair market value of the common shares on the respective grant date. In addition, all of these options have vested and are to vest and become exercisable with respect to 20% of the common shares on each of the grant date and the first, second, third and fourth anniversaries of the grant date.
Each option granted to a Non-Employee Director under the 1996 Plan since August 18, 1999, which has not expired, been cancelled or been exercised prior to the effective date of the event, will become immediately exercisable in full (i) if the Non-Employee Director retires from service as an AirNet director, becomes totally disabled or dies, (ii) if AirNet merges with another entity and AirNet is not the survivor in the merger, or (iii) if all or substantially all of AirNet’s assets or stock is acquired by another entity.

Each option granted to a Non-Employee Director under the 1996 Plan has a ten-year term. If a Non- Employee Director ceases to be a member of the Board, his vested options may be exercised for a period of three months (12 months in the case of a Non-Employee Director who becomes disabled or dies) after the date his service ends, subject in each case to the stated term of each option. However, a Non-Employee Director who ceases to be a director after having been convicted of, or pled guilty or nolo contendere to, a felony immediately forfeits all of his options.
Following the approval of the AirNet Systems, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) by the shareholders of AirNet at the 2004 Annual Meeting of Shareholders, no further options have been or will be granted to the Non-Employee Directors under the 1996 Plan.
Options Granted under 2004 Stock Incentive Plan
The 2004 Plan as in effect on March 30, 2007 has been filed as Exhibit 10.1 to AirNet’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004. Under the 2004 Plan, each individual newly- elected or appointed as a Non-Employee Director after June 4, 2004 has been and is to be granted an option to purchase 20,000 AirNet common shares effective on the date of his election or appointment to the Board. In accordance with the terms of the 2004 Plan, on July 20, 2005, each of James M. Chadwick and Gerald Hellerman was automatically granted an option to purchase 20,000 common shares with an exercise price of $4.26.
In addition, on the first business day of each fiscal year of AirNet, each individual who is then serving as a Non-Employee Director and has served for at least one full one-year term as a Non-Employee Director, is to be automatically granted an option to purchase 4,000 AirNet common shares. Each of the individuals serving as a Non-Employee Director on January 2, 2006 (the first business day of the 2006 fiscal year) who had served for at least one full one-year term on that date, thereby being eligible for the grant -- Russell M. Gertmenian, David P. Lauer, Bruce D. Parker and James E. Riddle - determined not to accept the option to purchase 4,000 AirNet common shares which would have been automatically granted to him on each such date. On January 2, 2007 (the first business day of the 2007 fiscal year), each of the individuals then serving as a Non-Employee Director who had served for at least one full one-year term on that date, thereby being eligible for the grant - James M. Chadwick, Russell M. Gertmenian, Gerald Hellerman and James E. Riddle - was automatically granted an option to purchase 4,000 AirNet common shares with an exercise price of $2.91.
Each option automatically granted under the 2004 Plan is to vest and become exercisable as to 20% of the common shares covered thereby on each of the grant date and the first, second, third and fourth anniversaries of the grant date. Each option automatically granted under the 2004 Plan is to have an exercise price per share equal to the closing price of the underlying common shares as reported on the American Stock Exchange LLC (“AMEX”) on the grant date (or, if the grant date is not a trading day on AMEX, on the first trading day following the grant date). Each such option, which has not expired, been cancelled or been exercised prior to the effective date of the event, will become fully exercisable (i) if the Non-Employee Director retires from service as an AirNet director after having served at least one full one- year term, becomes totally disabled or dies or (ii) if AirNet undergoes a merger or consolidation or reclassification of the common shares or the exchange of the common shares for the securities of another entity (other than a subsidiary of AirNet) that has acquired AirNet’s assets or which is in control of an entity that has acquired AirNet’s assets.
Once vested and exercisable, each option automatically granted to a Non-Employee Director under the 2004 Plan will remain exercisable until the earlier to occur of (i) ten years after the grant date or (ii) three months after the Non-Employee Director ceases to be a member of the Board (24 months in the case of a Non-Employee Director who becomes disabled, dies or retires after having served at least one full one-year term), subject in each case to the stated term of each option. However, if a Non-Employee Director’s service as a director is terminated for cause, he will immediately forfeit his options.